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                                                                      EXHIBIT 2A




   AGREEMENT AND PLAN OF MERGER BY AND AMONG HECHINGER ACQUISITION, INC., A DELAWARE CORPORATION AND BSQ ACQUISITION, INC., A DELAWARE CORPORATION AND
     HECHINGER COMPANY, A DELAWARE CORPORATION, DATED AS OF JULY 17, 1997

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                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER is entered into as of July 17, 1997, by and among Hechinger Acquisition, Inc., a Delaware corporation, BSQ Acquisition, Inc., a Delaware corporation and the sole stockholder of Hechinger Acquisition, Inc., and Hechinger Company, a Delaware corporation, with respect to the following facts and circumstances:

          A. The Boards of Directors of Hechinger Acquisition, Inc., BSQ Acquisition, Inc. and Hechinger Company have each determined that it is in the best interests of its respective stockholders for BSQ Acquisition, Inc. to acquire Hechinger Company through a merger of Hechinger Acquisition, Inc. with and into Hechinger Company upon the terms and subject to the conditions set forth herein.

          B. In order to induce Hechinger Acquisition, Inc. and BSQ Acquisition, Inc. to enter into this Agreement and Plan of Merger, certain stockholders of Hechinger Company will enter into a Stockholders Agreement with BSQ Acquisition, Inc., the form of which is attached hereto as Exhibit A, pursuant to which, among other things, such stockholders will agree to vote their shares in favor of the merger contemplated hereby and will grant to BSQ Acquisition, Inc. an option to purchase shares of Common Stock of Hechinger Company held by such stockholders pursuant to the terms and conditions set forth therein.

          C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the merger contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Certain Terms. For all purposes of this Agreement, except as otherwise expressly provided:

          1.1.1 the terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular;

          1.1.2 all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

          1.1.3 all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

          1.1.4 pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

          1.1.5 the words "include," "includes" and "including" shall be deemed in each case to be followed by the words "without limitation";

          1.1.6 the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

          1.1.7 the term "party" or "parties" when used herein refer to Acquisition and BSQ Acquisition, on the one hand, and the Company on the other.

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     1.2 Definitions.  As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

          1.2.1 "Acquisition" means Hechinger Acquisition, Inc., a Delaware corporation, and, unless the context otherwise requires, its Subsidiaries.

          1.2.2 "Acquisition Proposal" has the meaning set forth in Section 7.5 hereof.

          1.2.3 "Action" means any action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          1.2.4 "Agreement" means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference, in each case as amended or supplemented.

          1.2.5 "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          1.2.6 "Balance Sheet" has the meaning set forth in Section 5.13 hereof.

          1.2.7 "BSQ" means Builders Square, Inc., a Delaware corporation.

          1.2.8 "BSQ Acquisition" means BSQ Acquisition, Inc., a Delaware corporation and the sole stockholder of Acquisition, and, unless the context otherwise requires, its Subsidiaries.

          1.2.9 "BSQ Acquisition Agreement" means the Purchase and Sale Agreement of even date herewith among Kmart, BSQ and BSQ Acquisition.

          1.2.10 "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of California.

          1.2.11 "CAA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.12 "CERCLA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.13 "Certificate" has the meaning set forth in Section 3.1 hereof.

          1.2.14 "Class A Common Stock" means the Company's Class A common stock, par value $.10 per share.

          1.2.15 "Class B Common Stock" means the Company's Class B common stock, par value $.10 per share.

          1.2.16 "Closing" has the meaning set forth in Section 2.2 hereof.

          1.2.17 "Closing Date" means the date and time of the Closing.

          1.2.18 "Code" means the Internal Revenue Code of 1986, as amended.

          1.2.19 "Company" means Hechinger Company, a Delaware corporation, and, unless the context otherwise requires, its Subsidiaries.

          1.2.20 "Company Board" has the meaning set forth in Section 5.23 hereof.

          1.2.21 "Consents" has the meaning set forth in Section 7.13 hereof.

          1.2.22 "CWA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.23 "Delaware Certificate of Merger" has the meaning set forth in
     Section 2.3 hereof.

          1.2.24 "DGCL" has the meaning set forth in Section 2.1 hereof.

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          1.2.25 "Dissenting Stockholders" has the meaning set forth in Section
     4.1(a) hereof.

          1.2.26 "Encumbrance" means any charge, encumbrance, security interest, lien, option, equity, adverse claim or restriction, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

        1.2.27 "Environmental Laws or Orders" has the meaning set forth in
     Section 5.9.2(a) hereof.

          1.2.28 "EPCRA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.29 "ERISA" has the meaning set forth in Section 5.16.1 hereof.

          1.2.30 "ERISA Affiliate" has the meaning set forth in Section 5.16.1 hereof.

          1.2.31 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          1.2.32 "Expenses" has the meaning set forth in Section 9.3 hereof.

          1.2.33 "Fiscal 1996 Form 10-K" has the meaning set forth in Section
     5.7 hereof.

          1.2.34 "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

          1.2.35 "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          1.2.36 "Hazardous Substances" has the meaning set forth in Section
     5.9.3 hereof.

          1.2.37 "H-S-R Act" has the meaning set forth in Section 7.6 hereof.

          1.2.38 "In the Money Options" has the meaning set forth in Section 4.4 hereof.

          1.2.39 "Income Tax" means (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. sec.1.1502-6 or comparable provisions of any Taxing Authority in respect of a Consolidated Return.

          1.2.40 "Indebtedness" means all obligations for borrowed money and accounts payable, however evidenced, including principal and interest.

          1.2.41 "Kmart" means Kmart Corporation, a Michigan corporation.

          1.2.42 "Knowledge" or any similar term or phrase (including the words "known" and "aware" even though not capitalized) referring to "knowledge" means, as to any entity, the knowledge, after due inquiry, of the officers of such entity (and, in the case of the Company, means the knowledge, after due inquiry, of John W. Hechinger, Jr., Kenneth J. Cort, S. Ross Hechinger,
     W. Clark McClelland and Mark R. Adams, the Company's Chief Executive Officer, President and Chief Operating Officer, Senior Vice
     President -- Administration, Executive Vice President and Chief Financial Officer and Senior Vice President, Treasurer and Secretary, respectively.). For this purpose, "due inquiry" means inquiry of and consultation with the entity's directors, officers and advisors, including legal counsel and outside auditors, who in each case are the principal persons responsible for such matters as of the date hereof.

          1.2.43 "Law" means any statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Entity.

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          1.2.44 "Leased Real Estate" has the meaning set forth in Section
     5.12.2 hereof.

          1.2.45 "Material Adverse Effect" means a material adverse effect on
     (i) the ability of the subject Person to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis or (ii) the condition (financial or otherwise), results of operations, assets, liabilities, prospects (except insofar as they relate generally to the industry of which the Company is a part) or business of the subject Person and its Subsidiaries taken as a whole.

          1.2.46 "Merger" has the meaning set forth in Section 2.1 of this Agreement.

          1.2.47 "Merger Consideration" has the meaning set forth in Section 4.1(a) hereof.

          1.2.48 "Monthly Financial Statements" has the meaning set forth in
     Section 7.7 hereof.

          1.2.49 "1982 Options" has the meaning set forth in Section 5.3 hereof.

          1.2.50 "1982 Plan" has the meaning set forth in Section 5.3 hereof.

          1.2.51 "1991 Options" has the meaning set forth in Section 5.3 hereof.

          1.2.52 "1991 Plan" has the meaning set forth in Section 5.3 hereof.

          1.2.53 "Options" has the meaning set forth in Section 5.3 hereof.

          1.2.54 "Order" means any decree, injunction, judgment, order, ruling, arbitration award, assessment or writ.

          1.2.55 "Other Tax" means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

          1.2.56 "Owned Real Estate" has the meaning set forth in Section 5.12.1 hereof.

          1.2.57 "Paying Agent" has the meaning set forth in Section 4.2 hereof.

          1.2.58 "Permit" means any license, permit, franchise or authorization.

          1.2.59 "Permitted Encumbrances" means (i) Encumbrances disclosed on
     Schedule 1.2.59 hereto, (ii) liens for Taxes, assessments, governmental charges or levies or mechanics' and other statutory liens which are not material in amount relative to the property affected, and which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof, and (iii) imperfections of title which are not substantial in amount relative to the property affected and which do not materially interfere with the present use of the property subject thereto or affected thereby.

          1.2.60 "Person" means an association, a corporation, an individual, a partnership, a limited liability company or limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

          1.2.61 "Plans" has the meaning set forth in Section 5.16.1 hereof.

          1.2.62 "Preferred Stock" has the meaning set forth in Section 5.3 hereof.

          1.2.63 "RCRA" has the meaning set forth in Section 5.9.3 hereof.

          1.2.64 "Record Date" means the date established by the Company Board for purposes of determining the holders of the Class A Common Stock and Class B Common Stock entitled to vote at the Special Meeting.

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          1.2.65 "Reports" has the meaning set forth in Section 5.7 hereof.

          1.2.66 "Representatives" means Persons acting on behalf of another Person, including their respective officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.

          1.2.67 "SEC" means the United States Securities and Exchange
     Commission.

          1.2.68 "SEC Documents" means any reports, schedules, forms, statements or other documents filed by the Company with the SEC.

          1.2.69 "Securities Act" means the Securities Act of 1933, as amended.

          1.2.70 "Service" means the Internal Revenue Service or any successor entity.

          1.2.71 "Shares" has the meaning set forth in Section 4.1(a) hereof.

          1.2.72 "Special Meeting" has the meaning set forth in Section 7.10 hereof.

          1.2.73 "Stock Plans" shall have the meaning set forth in Section 5.3 hereof.

          1.2.74 "Stockholders Agreement" means the Stockholders Agreement to be entered into by the stockholders of the Company listed on Schedule 1.2.74 hereto, in substantially the form attached hereto as Exhibit A.

          1.2.75 "Subsidiary" of a company means any Person in which such company has a direct or indirect equity or ownership interest by vote or value of in excess of 50%.

          1.2.76 "Superior Consideration" has the meaning set forth in Section
     7.5 hereof.

          1.2.77 "Surviving Corporation" has the meaning set forth in Section
     2.1 hereof.

          1.2.78 "Takeover Statute" has the meaning set forth in Section 7.17 hereof.

          1.2.79 "Tax" means Income Taxes and Other Taxes as the context requires.

          1.2.80 "Tax Laws" means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

          1.2.81 "Tax Return" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

          1.2.82 "Taxing Authority" means any federal, state, local or foreign governmental authority responsible for the imposition of any Tax.

          1.2.83 "Termination Fee" shall have the meaning set forth in Section
     9.3 hereof.

          1.2.84 "TSCA" has the meaning set forth in Section 5.9.3 hereof.

                                   ARTICLE 2

                      THE MERGER; CLOSING; EFFECTIVE TIME

     2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3) Acquisition shall be merged with and into the Company and the separate corporate existence of Acquisition shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

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     2.2 Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Irell & Manella LLP, 333 South Hope Street, Los Angeles, California at 9:00 A.M. (Los Angeles time) on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article 8 hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company, Acquisition and BSQ Acquisition may agree.

     2.3 Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article 9 hereof, the Company, Acquisition and BSQ Acquisition will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time and on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware or such other time as is agreed to by the parties hereto and specified in the Delaware Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                                   ARTICLE 3

                   CERTIFICATE OF INCORPORATION AND BY-LAWS;
              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     3.1 The Certificate of Incorporation. The Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, except that Article Fourth of the Company's Certificate shall be amended to read in its entirety as follows:

          "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share."

     3.2 The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     3.3 Officers and Directors. The directors of Acquisition and the officers of Acquisition at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE 4

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     4.1 Conversion or Cancellation of Shares. The manner of converting or canceling shares of the stock of the Company and Acquisition in the Merger shall be as follows:

          (a) At the Effective Time, each share (collectively, the "Shares") of the Class A Common Stock and the Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares owned by Acquisition or BSQ Acquisition and Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $3.00. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the

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     right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 4.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

          (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by Acquisition or BSQ Acquisition, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) At the Effective Time, each share of Common Stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition or BSQ Acquisition, be converted into one share of the Surviving Corporation's Common Stock, par value $.01 per share.

     4.2 Payment for Shares. At or prior to the Effective Time, BSQ Acquisition shall make available or cause to be made available to the paying agent appointed by BSQ Acquisition with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments (a) pursuant to Section 4.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time and (b) pursuant to Section 4.4 hereof to holders of Options outstanding immediately prior to the Effective Time. Not later than 15 days prior to the date fixed for the Special Meeting pursuant to Section 7.10 hereof, the Company shall cause to be mailed to each person who was, as of the Record Date, a holder of record (other than Acquisition or BSQ Acquisition) of issued and outstanding Shares a form (mutually agreed to by Acquisition and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represent any of such Shares in exchange for payment therefor. The Company and, following the Effective Time, the Surviving Corporation shall each use its best efforts to mail the letter of transmittal to all persons who become holders of Shares during the period between the Record Date and the close of business on the business day prior to the Effective Time. At any time after the Effective Time, upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One year following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and BSQ Acquisition shall reimburse the Surviving Corporation for such charges and expenses.

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     4.3 Dissenters' Rights.  If any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Acquisition and BSQ Acquisition notice thereof and each shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of BSQ Acquisition, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 4.1.

     4.4 Payment for Options. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay to each holder of Options with respect to which Consents were theretofore executed and delivered and which have exercise prices of less than $3.00 per share ("In the Money Options") an amount equal to the difference between (i) the product of (A) $3.00 multiplied by (B) the aggregate number of Shares issuable upon exercise of all In the Money Options held by such holder and (ii) the aggregate exercise price payable upon such exercise. No payment shall be made with respect to any Option having a per Share exercise price equal to or greater than $3.00. The specific procedures for such payments shall be as agreed to by the parties hereto and specified in the Consent.

     4.5 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Acquisition and BSQ Acquisition as follows:

     5.1 Organization and Good Standing. Each of the Company and the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has the corporate power and authority to carry on its business as the same is now being conducted and to own all its properties and assets. Each of the Company and the Company's Subsidiaries is duly qualified to transact business as a foreign corporation in each of the jurisdictions in which the nature of its business as the same is now being conducted or the ownership of its properties and assets require it to be qualified, which jurisdictions are listed in Schedule 5.1 hereto, except for those jurisdictions in which failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.2 Corporate Records. The Company has made available to Acquisition a complete and correct copy of the certificate of incorporation and by-laws, each as amended to date, of each of the Company and the Company's Subsidiaries. Each of the certificates of incorporation and by-laws so delivered are in full force and effect. The corporate records and minute books of the Company and the Company's Subsidiaries reflect all material action taken and authorizations made at meetings of such companies' Boards of Directors or any committees thereof and at any stockholders' meetings thereof.

     5.3 Authorized Capital; Subsidiaries. The authorized capital stock of the Company consists of 50,000,000 shares of Class A Common Stock, of which 32,754,374 Shares (which includes 25,500 Restricted Shares and does not include 97,265 Shares of Class A Common Stock held in the treasury of the Company) were outstanding and 260,000 additional shares were issued as Performance Restricted Shares (all of which will be fully vested as of the Closing) on July 10, 1997, 30,000,000 shares of Class B Common Stock, of which 9,458,374 Shares were outstanding (not including 14,497 Shares of Class B Common Stock held in the treasury of the Company) on July 10, 1997, and 20,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of which no shares were outstanding on July 10, 1997. All of the outstanding shares have been duly

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authorized and are validly issued, fully paid and nonassessable. The Company has no shares of its capital stock reserved for issuance, except that, as of July
10, 1997, there were no shares reserved for issuance pursuant to options (the "1982 Options") issued under the Company's 1982 Stock Option Plan (the "1982 Plan") and 2,485,578 shares reserved for issuance pursuant to options (the "1991 Options", and collectively with the 1982 Options, the "Options") issued under the Company's 1991 Stock Incentive Plan (the "1991 Plan" and collectively with the 1982 Plan, the "Stock Plans"), which Options have exercise prices as set forth in Schedule 5.3(a), and all of which Options will be terminated on or before the Closing Date (subject to payment as provided in Section 4.4), and 4,419,899 shares subject to issuance pursuant to the Company's 5 1/2% Debentures due 2012 (the "Debentures"). Except as set forth in Schedule 5.3(b), each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all Encumbrances.
Except as set forth in Schedule 5.3(a), there are no shares of capital stock of the Company authorized, issued or outstanding, and except as set forth in
Schedule 5.3(a) and as provided in the Stockholders Agreement, there are no preemptive rights or outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of the Company's Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of the Company's capital stock or capital stock of the Surviving Corporation pursuant to any Plan (as defined in Section 5.16.1) or otherwise. To the Company's knowledge, there are no voting trust agreements, proxies or other contracts or arrangements restricting or relating to voting or dividend rights or the transferability of the Company's capital stock (other than as provided in this Agreement or the Stockholders Agreement, and except as set forth in
Schedule 5.3(c)). The Company has no Subsidiaries or other equity interests other than the Company's Subsidiaries set forth on Schedule 5.3(d).

     5.4 Corporate Authority. The Company has the corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority in vote of the outstanding Shares, voting together as a single class, to consummate the transactions contemplated hereby. The Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the Merger Consideration to be received by the holders of the Shares is fair to such holders from a financial point of view, and the Company has provided a true and complete copy of such opinion to Acquisition. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

     5.5 Absence of Conflict. Except as set forth in Schedule 5.5, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) conflict with or result in any breach of the terms, conditions, or provisions of the respective charter and bylaws of the Company and each of the Company's Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which the Company is a party or by which it or any of its properties or assets may be bound or affected; or (iii) violate any Law or Order applicable to the Company, except for any such violations of Law or Order which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

       5.6 Approvals.

          5.6.1 Schedule 5.6.1 contains a list of all significant categories of Approvals of Governmental Entities which, to the Knowledge of the Company, are required to be given or obtained by the Company from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to be given or obtain such Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          5.6.2 Schedule 5.6.2 contains a list of all non-governmental Approvals which, to the Knowledge of the Company, are required to be given or obtained by the Company from any and all third parties in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to give or obtain such Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     5.7 SEC Filings; Financial Statements. The Company has heretofore delivered or made available to Acquisition a complete and correct copy of each registration statement, offering circular relating to the offering of securities, report, proxy statement or information statement prepared by it since January 28, 1995, including, without limitation, (A) its Annual Report on Form 10-K (the "Fiscal 1996 Form 10-K") for the year ended February 1, 1997, and
(B) its Quarterly Report on Form 10-Q for the period ended May 3, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC or other available exemption from registration under the Securities Act (collectively, the "Reports"). As of their respective dates or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company's Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the Company's consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company as of its date and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied through the periods indicated.

     5.8 Accounts Payable and Inventory; Conduct of Business.

          5.8.1 Accounts Payable and Inventory. Except as disclosed in Schedule 5.8.1, since February 1, 1997 to the date hereof the Company has (i) discharged its accounts payable and other current liabilities and obligations in accordance with past practice, and (ii) purchased and maintained inventory in an amount consistent with normal seasonal requirements of the Company's business and intended to facilitate the sound operation of the Company's business.

          5.8.2 Conduct of Business. Except as disclosed in the SEC Documents, in Schedule 5.8.2 or as contemplated by this Agreement, since February 1, 1997 to the date hereof, the Company's business has been conducted in the ordinary course, and there has not been any:

             (a) adverse and material change in the condition (financial or otherwise), results of operations, assets, liabilities, prospects (except insofar as they relate generally to the industry of which the Company is a part) or business of the Company;

             (b) amendment to the Company's or any of the Company's Subsidiaries' charter or by-laws;

             (c) sale, assignment, disposition, transfer, pledge, mortgage or lease of any asset primarily used or held for use in the Company's business, other than sales of inventory in the ordinary course of business consistent with past practice;

             (d) incurrence of any Indebtedness, other than accounts payable arising in the ordinary course of business, consistent with past practice, and other than under the existing revolving credit facility in the ordinary course of business;

             (e) sale, assignment, disposition, transfer, pledge, mortgage or lease of any Owned Real Estate or Leased Real Estate;

             (f) increase in the compensation or fringe benefits payable or to become payable to any officers or salaried employees of the Company, other than routine increases made in the ordinary course of business and consistent with past practice or as required by Law or under any existing agreements;

             (g) issuance, sale or disposition of any capital stock or other equity interest in the Company or options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interest or any other change in the issued and outstanding capitalization of the Company;

             (h) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities;

             (i) declaration or payment of any dividend or other distribution, or the transfer of any assets, by the Company to any stockholders of the Company, or any redemption, repurchase or other acquisition by the Company of its capital stock, except in the ordinary course of business;

             (j) change by the Company in any of its material accounting principles, methods or practices, including any material change in its policies with respect to reserves (whether for bad debts, contingent liabilities or otherwise), any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories;

             (k) material adverse changes in the business organization of the Company, the Company's relationships with employees or the Company's relationships with the suppliers listed on Schedule 5.20, (or any material adverse changes in relationships with other customers and suppliers that are material to the Company);

             (l) except in the ordinary course of business, consistent with past practice, or as necessary to consummate the transactions contemplated hereby, entering into or amending of any Contract identified in Schedules under Sections 5.11, 5.12, 5.16 or 5.19;

             (m) closure, shut down or other elimination of any of the Company's stores or any other material change in the character of its business, properties or assets, except in the ordinary course of business, consistent with past practice;

             (n) damage, destruction or loss with respect to any of the properties or assets of the Company which would have a Material Adverse Effect; or

             (o) agreement to do, cause or suffer any of the foregoing.

     5.9 Compliance with Law.

          5.9.1 Except as set forth in Schedule 5.9.1, the Company has conducted its business in all material respects in compliance with and does not in any material respect violate any applicable

     Laws or Orders (including any Laws or Orders relating to employment discrimination, occupational safety, manufacture, warehousing, conservation or corrupt practices, but excluding matters subject to the remainder of this Section 5.9), and the Company has not received any notice alleging any such violation that remains pending or unsatisfied.

          5.9.2 Except as set forth in Schedule 5.9.2 and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

             (a) all of the Company's assets (including assets and properties that are owned, leased or operated) and their existing and, to the knowledge of the Company, prior uses complied and comply with, and the Company is not in violation of and has not violated, in connection with the ownership, use, maintenance or operation of any such assets or properties or the conduct of the Company's business, any applicable Law or Order of any Governmental Entity relating to the handling, manufacturing, treatment, storage, disposal, discharge, use or transportation of Hazardous Substances, environmental pollution, pollution control or other environmental or non-occupational health and safety matters (collectively, "Environmental Laws or Orders");

             (b) there are no conditions or circumstances that may reasonably be expected to trigger or result in an obligation by the Company pursuant to any Environmental Laws or Orders to conduct or to make any investigation, work, repairs, construction, remediation or capital expenditures with respect to any parcel of Owned Real Estate, Leased Real Estate or other property or asset (real or personal) of the Company or used in the Company's business, nor has the Company received any notice of any claim regarding any Environmental Law or Order with respect to any such property or asset;

             (c) there is no liability relating to the Company's business to which the Company will or reasonably could be expected to be subject, whether absolute, accrued, contingent or otherwise, arising out of or related to, directly or indirectly, any Environmental Laws or Orders;

             (d) there has been no release of Hazardous Substances on, under or affecting (i) any parcel of Owned Real Estate or Leased Real Estate (real or personal); (ii) any other current property or asset of the Company or used in the Company's business (real or personal); or (iii) any former property or asset of the Company or used in the Company's business (real or personal) during the time that any such former property or asset was owned, leased, subleased by the Company or used in the Company's business, and the Company is not, nor could it reasonably be expected to be, liable for any potential investigation or cleanup of any property or facility as the result of disposing, transporting or arranging for the disposal of Hazardous Substances from any Owned Real Estate or Leased Real Estate occurring prior to the Closing Date.

          5.9.3 For purposes of this Agreement, "Hazardous Substances" shall mean all substances, materials, chemicals, compounds or wastes regulated by, under or pursuant to any applicable Environmental Laws or Orders, including the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sections 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., the Clean Water Act ("CWA"), 33 U.S.C. Sections 1251 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Sections 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986 ("EPCRA"), Title III of Public Law 99-499, the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code Sections 25249.5 et seq., any and all state or local counterparts thereto or other similar state or local Laws and Orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability. The term "Release" shall have the meaning accorded such term under CERCLA.

     5.10 Permits. Except as set forth in Schedule 5.10, the Company has and is in material compliance with, or has a valid exemption from the requirement to obtain, all Permits and Approvals from Governmental Entities necessary to conduct its business and own its properties and assets in all material respects in the manner it is currently being conducted.

     5.11 Contracts.

          5.11.1 Schedule 5.11.1 lists (a) all contracts and agreements (written or oral) existing as of the date hereof of the Company that provide for aggregate payments by any party in excess of $500,000 per contract and that are not terminable upon 90 days (or less) notice by the Company without penalty or obligation to make payments related to such termination, (b) all agreements containing covenants that, as of the Closing, would limit in any material respect the freedom of the Company to compete with any person in any line of business or in any area or territory, (c) all documents evidencing any Indebtedness of the Company, (d) all supplier agreements of the Company pertaining to discounts, rebates or other allowances or other non-ordinary course arrangements and (e) all license agreements pertaining to intellectual or intangible property rights of the Company; provided that
     Schedule 5.11.1 shall not include (i) contracts and agreements that are set forth on a Schedule identified under Sections 5.12, 5.16 and 5.19 hereof,
     (ii) purchase orders for inventory and merchandise held for sale to customers entered into in the ordinary course of business in a manner consistent with past practice and that accounted for less than 2% of total inventory and merchandise purchases of the Company during the most recently completed fiscal year or are expected to account for less than 2% of total inventory and merchandise purchases of the Company during the current fiscal year, and (iii) any leases for tangible personal property requiring monthly payments of less than $25,000. Copies of all of the agreements, contracts and arrangements referred to in this Section have been heretofore made available to Acquisition.

          5.11.2 Except as set forth in Schedule 5.11.1, (i) the Company is not, and to the Knowledge of the Company no other party to any contract listed on said Schedule is, in material violation thereof or in material default with respect thereto; (ii) each contract listed on said Schedule is a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, the other parties thereto and is in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to be material; and (iii) none of the contracts listed on said schedule contains provisions adverse to the Company upon a change in control thereof.

          5.11.3 Except as set forth on Schedule 5.11.3, no officer or director of the Company, no shareholder of the Company related to any such officer or director, and no "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any of them, has any interest in any material contract or agreement (including all leases of real property) of, or other business arrangement with, the Company, or in any material property (including any real property and any material personal property, tangible or intangible), used in or pertaining to the business of the Company.

     5.12 Real Property and Leaseholds.

          5.12.1 Schedule 5.12.1 lists and identifies all parcels of real property currently owned in fee by the Company (the "Owned Real Estate"). The Company holds marketable and legal title to each of the real properties constituting Owned Real Estate, free and clear of all Encumbrances, except for Permitted Encumbrances.

          5.12.2 Schedule 5.12.2(a) lists and identifies all parcels of real property leased or subleased to the Company (collectively, the "Leased Real Estate"). Except as set forth on Schedule 5.12.2(b), the Company holds valid and subsisting leasehold interests to each of the leaseholds constituting Leased Real Estate, free and clear of all Encumbrances, except for Permitted Encumbrances.

          5.12.3 With respect to each lease, master lease or sublease of any real estate described in Schedule 5.12.2, except as set forth in Schedule 5.12.3, the Company is not and, to the Knowledge of the Company no other party thereto is, in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder, except in each such case for such defaults as would not reasonably be expected to result in (i) a material payment being made by the Company to the landlord, (ii) termination of the lease, or (iii) any other material adverse consequence, individually or in the aggregate, to the Company.

          5.12.4 Except as set forth on Schedule 5.12.4(a), all the real property leases relating to the Leased Real Estate are in full force and effect (including those that have expired original terms and are continuing on a month-to-month or similar basis) and the Company is entitled to all the rights of a tenant thereunder, taking into account the consummation of the transactions contemplated by this Agreement. Except as set forth on
     Schedule 5.12.4(b), none of such real property leases contains any requirements for notice or consent with respect to, or otherwise provides restrictions against, a change in control of the Company. Except as set forth on Schedule 5.12.4(c), no Action against the Company is pending or, to the Knowledge of the Company, threatened in connection with any such real property leases, except for any Action (not involving the failure to pay rent) which is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

     5.13 Absence of Undisclosed Liabilities. Except as accrued on the balance sheet of the Company at February 1, 1997 included in the fiscal 1996 Form 10-K (the "Balance Sheet") or set forth in the notes thereto, and except as set forth in Schedule 5.13, the Company does not have any liability (whether absolute, accrued, contingent, or otherwise, matured or unmatured, and whether due or to become due), which liability is required (or would be required had such liabilities existed at February 1, 1997) to be reflected on the Balance Sheet or the notes thereto in accordance with GAAP, except for liabilities and obligations incurred since February 1, 1997 in the ordinary course of business and consistent with past practice or those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.14 Litigation.

          5.14.1 Except as set forth in Schedule 5.14, there are no Actions pending or, to the Knowledge of the Company, claims threatened against the Company, at law, in equity or in any arbitral proceeding, and there is no investigation or proceeding pending or, to the Knowledge of the Company, threatened before or by any Governmental Entity nor is there any currently effective Order against the Company, except for any such Actions, claims, investigations, proceedings or Orders which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Schedule 5.14 accurately identifies those pending or, to the Knowledge of the Company, threatened claims listed therein which are material and (i) may not be covered by third party insurance or (ii) with respect to which the insurance carrier has denied coverage or has advised the Company that it is defending such claim under reservation of rights or (iii) for which the Company is self-insured.

     5.15 Tax Matters.

          5.15.1 Except as set forth in Schedule 5.15.1, the Company (i) has (or by the Closing Date will have) timely filed all material Tax Returns required to be filed by it as of the Closing Date, (ii) has used its commercially reasonable efforts to maintain all required records with respect to any liability for Taxes for taxable years with respect to which the statute of limitations has not yet expired, regardless of whether such liability has been previously assessed in whole or in part or is assessed in whole or in part after the date of this Agreement and (iii) has timely paid, or has made appropriate provision on its balance sheet (in accordance with GAAP) for, all Taxes shown to be due on or with respect to Tax Returns referred to in clause (i) above or claimed to be due from it by any Taxing Authority with respect to any liability for Taxes. Except as set forth in Schedule 5.15.1, all Tax Returns described in clause (i) are true, correct and complete in all material respects. Except as set forth in Schedule 5.15.1, with respect to periods commencing on or after February 1, 1997, the Company has not incurred any material liability for Taxes other than as reflected on the Balance Sheet. Except as set forth in
     Schedule 5.15.1, there are no material Encumbrances with respect to Taxes upon any of the Company's properties or assets, except for current Taxes not yet due.

          5.15.2 The appropriate Tax Returns of the Company have been examined by the Service for all periods up to and including January 31, 1994. Except to the extent reserved for in the Balance Sheet or as shown in Schedule 5.15.2, no material issue has been raised by a Taxing Authority in any such examination which reasonably could be expected to result in a proposed deficiency, penalty or interest for any other period.

          5.15.3 Except as set forth in Schedule 5.15.3, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any U.S. federal Tax Returns required to be filed by, or which include or are treated as including, the Company.

          5.15.4 Except as set forth in Schedule 5.15.4, the Company is not involved in or subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal, state, local or foreign income tax purposes.

          5.15.5 All material elections with respect to Income Taxes affecting the Company as of the date hereof are set forth in Schedule 5.15.5.

          5.15.6 Except as set forth in Schedule 5.15.6, there are no tax sharing agreements or similar arrangements with respect to or involving the Company.

          5.15.7 The Company was not included and is not includible in any consolidated or unitary Tax Return with any corporation other than such a return of which the Company is the common parent corporation.

          5.15.8 Except as set forth on Schedule 5.15.8, the Company has not agreed to and is not required to make any material adjustment under section 481(a) of the Internal Revenue Code (the "Code").

          5.15.9 Except as set forth in Schedule 5.15.9, the Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a non-deductible expense to such company pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

     5.16 ERISA Matters.

          5.16.1 For purposes of this Agreement, the term "Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of which the Company is or ever was a sponsor or participating employer or as to which the Company makes contributions or is required to make contributions and (ii) any similar employment, severance or other arrangement or policy of the Company (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement health, life, vision or dental insurance, compensation or benefits, in each case (other than in the case of a deferred benefit pension plan within the meaning of Section 3(35) of ERISA) for the benefit of employees or former employees of the Company. Schedule
     5.16.1 lists and identifies each Plan of the Company and its ERISA affiliates. For purposes of this Agreement, the term "ERISA Affiliate" shall mean any member of the same controlled group of businesses as the Company, within the last six years, within the meaning of Section 4001(a)(14) of ERISA.

          5.16.2 Each Plan has been operated in all material respects in accordance with its terms and all applicable laws and the annual report for each such Plan with respect to which such report is required has been timely filed. Except as set forth on Schedule 5.16.2, no claim is pending or, to the knowledge of the Company, threatened against any such Plan or ERISA Affiliate except for benefits properly due.

          5.16.3 All continuation coverage under any Plan or any plan maintained by any ERISA Affiliate that is a medical benefit plan has been provided in all material respects in conformity with the Code and ERISA.

          5.16.4 The Company has made all contributions that are required of it under any Plan for all plan years ending on or prior to the Closing Date and that become due on or prior to the Closing Date.

          5.16.5 A letter has been received by the Company from the Internal Revenue Service determining that each funded employee pension plan as defined in Section 3(2) of ERISA that is intended to meet the requirements of Section 401(a) of the Code meets such requirements.

          5.16.6 Except as set forth in Schedule 5.16.6, neither the Company nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums due the Pension Benefit Guaranty Corporation), whether by reason of the termination of any pension plan or the withdrawal from any multi-employer plan, or assumed any liability under Section 4204 of ERISA.

          5.16.7 None of the Plans has an accumulated funding deficiency (as defined in Section 412 of the Code), and no prohibited transaction (as defined in Section 4975 of the Code) has occurred with respect to any Plan unless the transaction has been corrected and all liability occasioned thereby has been satisfied.

          5.16.8 The Company has substantially complied with all material reporting and disclosure requirements under ERISA and the Code to the extent applicable to any Plan.

          5.16.9 The Company has no reason to believe that any multi-employer plan listed on Schedule 5.16.1 is or is expected imminently to be in reorganization or has been or is expected imminently to be terminated.

          5.16.10 The aggregate unfunded current liability (as defined in Section 412(1)(8)(A) of the Code) of all single employer plans maintained by the Company is only of such magnitude that all liability under Title IV of ERISA created by the termination of all such plans on the date hereof and as of the Closing Date would be unlikely to exceed $2,000,000.

          5.16.11 The Company has, in any summary plan description of any employee benefit plan (as defined in Section 3(3) of ERISA), or in any summary of material modification thereof circulated to the employees, reserved its rights to amend or terminate the plan to which the summary related and, to the knowledge of the Company, has not represented otherwise in any such description or material, nor, except as set forth in Schedule 5.16.11, has the Company represented that any health or medical insurance benefit is available to any employee after such employee's separation from service with the Company except as provided in any disability plan or as required by law.

          5.16.12 There are no liens against the property of the Company or any of its ERISA Affiliates under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA.

     5.17 Assets.

          5.17.1 Except as indicated in Schedule 5.17, the Company holds title to or a leasehold, consignment or license in each item of material tangible personal property owned by or in the possession of the Company. Except as indicated in Schedule 5.17 or on the Balance Sheet or the notes thereto:

             (a) each item of tangible personal property listed in the fixed asset ledger of the Company as being owned is owned free and clear of all Encumbrances except for Permitted Encumbrances; and

             (b) The Company is not in default with respect to any term or condition of any lease of personal property, nor has any event occurred which through the passage of time or the giving of notice, or both, would result in such a default, in each case except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

             (c) except for such items of equipment as are undergoing repair or refurbishment or are being held for replacement, in each case in the ordinary course of business and consistent with past practice, and except to the extent that no material liability will be incurred in restoring equipment to reasonable operating condition, all of the equipment (including machinery, spare parts, automobiles, trucks, other vehicles, tools, operating and office supplies, and computer hardware and softwares) owned or leased or otherwise used by the Company is in reasonable operating condition and, subject to normal maintenance, is available for use.

          5.17.2 All accounts receivable, unbilled invoices and other receivables of the Company due or recorded in the records and books of account of the Company as being due to the Company (less the amount of any provision or reserve therefor made in the records and books of account of the Company) (a) arose in the ordinary course of business, and (b) are reasonably expected to be collectible.

          5.17.3 Except as set forth in Schedule 5.17.3, the values at which inventories of the Company are carried on the Balance Sheet reflect the inventory valuation policy of the Company consistent with its past practice and in accordance with GAAP.

     5.18 Intellectual Property. Schedule 5.18(a) sets forth a list of all registered trade names, patents, trademarks, service marks and copyrights and applications for any of the foregoing which are used or held for use by the Company. Except as set forth in Schedule 5.18(b), the Company owns the trade name (and related trademark) "Hechinger," "Home Quarters" and "Better Spaces" in all jurisdictions in which such trade name and related trademark are in use, and there is not any conflict in any jurisdiction in which such trade name and related trademark are in use by any Person with the rights of the Company therein or any conflict by the Company with the rights of any other Person therein nor has any license to use such name been granted to any Person. Except as set forth in Schedule 5.18(c), the Company has all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights, or licenses in respect of any such rights owned by others, as are necessary to continue the Company's business substantially as currently conducted, and there is not any conflict in any jurisdiction in which any such proprietary intellectual property is in use by any Person with the rights of the Company therein or any conflict by the Company with the rights of any other Person therein, except where in any case or in the aggregate such failure to have such rights or such conflict would not be likely to result in a Material Adverse Effect.

     5.19 Labor and Employment Matters.

          5.19.1 Schedule 5.19(a) is a complete copy of all current employee handbooks utilized by the Company. Schedule 5.19(b) is an accurate list of each employment contract of the Company which provides for aggregate annual payments of more than $75,000 for personal services or employment which is not terminable on 30 days (or less) notice by the Company without penalty or obligation to make payments related to such termination. Except as provided in Schedule 7.15 and except in accordance with the contracts, agreements, plans or programs identified in Schedule 5.16 or Schedule 5.19, no individual will accrue or receive material additional benefits, service or accelerated rights to payment of benefits as a result of the transactions contemplated by this Agreement (either alone or combined with any other event or transaction). There are no collective bargaining agreements or other material labor agreements to which the Company is a party.

          5.19.2 The Company is in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, occupational safety and health, plant closings and mass layoffs, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities, and there has been withheld and paid to the appropriate Governmental Entities, or there is being held for payment not yet due to such Governmental Entities, all amounts required to be withheld from the employees of the Company, and the Company is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except for such failures which would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

          5.19.3 As of the date hereof, and except as set forth in Schedule 5.19.3, there is no (i) unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other federal, state, local or foreign agency; (ii) pending labor strike, work stoppage, work slow down or lockout affecting the Company; (iii) pending material grievance or unfair dismissal proceeding relating to the Company; (iv) material claim by employees of the Company alleging discrimination under any federal, state or local law or constitution, including claims of discrimination or retaliation based on race, color, creed, age, sex, sexual orientation, national origin, religion or disability; (v) other material claims affecting the Company relating to employment, including those based on statute, contract or tort; (vi) pending representation question or union organizing activities respecting a significant number of the employees of the Company; or (vii) to the Knowledge of the Company, threat, investigation, charge or complaint with regard to any of the foregoing relating to the Company.

          5.20 Suppliers. Set forth on Schedule 5.20 hereto is a list of the ten largest suppliers based on the dollar value of materials or products sold or purchased, respectively, of the Company for the year ended February 1, 1997.

          5.21 Personnel, etc. Set forth on Schedule 5.21 is a list setting forth:

             (a) the name of each officer of each of the Company and the Company Subsidiaries, specifying the title and job classification of each such Person; and

             (b) the name of each director of each of the Company and the Company Subsidiaries.

     The Company has heretofore provided Acquisition with a complete and accurate schedule of compensation which each of the officers referred to in clause (a) above is currently entitled to receive, and all payroll records relating to non-officer employees heretofore provided to Acquisition are accurate and complete.

     5.22 Insurance. The Company is currently insured for reasonable amounts with financially sound and reputable insurance companies, against such risks as the Company reasonably believes is customary in the business in which it is engaged. All of the insurance policies and bonds maintained by the Company are in full force and effect, the Company is not in default in any material respect thereunder and all material claims thereunder have been filed in due and timely fashion or as required by any such insurance policies. Since February 3, 1996, no material claim by the Company on or in respect of an insurance policy or bond has been declined or refused by the relevant insurer or insurers. Between the date hereof and the Closing Date, the Company will maintain the levels of insurance coverage in effect on the date hereof and will submit all claims existing prior to the Closing Date to its insurance carrier on or before the Closing Date. Schedule 5.22 lists all insurance policies maintained by or for the benefit of the Company or its directors, officers, employees or agents, specifying (i) the type of policy, (ii) policy limits and (iii) self insurance amounts.

     5.23 Company Action. The Board of Directors of the Company (the "Company Board") has adopted resolutions recommending that this Agreement and the Merger be approved by its stockholders and directing that this Agreement and the Merger be submitted for consideration by its stockholders at a Special Meeting thereof.

     5.24 Takeover Statutes. No Takeover Statute applicable to it is applicable to the Merger, the Stockholders Agreement or the other transactions contemplated hereby.

     5.25 Brokers. Except as set forth in Schedule 5.25, all negotiations relative to this Agreement and the transactions contemplated hereby have been conducted by the Company in such manner as not to give rise to, and the consummation of the transactions contemplated hereby will not give rise to, any valid claim against Acquisition, BSQ Acquisition or the Company or any of their respective directors, officers, stockholders or affiliates for a brokerage commission, finder's fee or other like payment to any person or entity.

                                   ARTICLE 6

                       REPRESENTATIONS AND WARRANTIES OF
                        ACQUISITION AND BSQ ACQUISITION

     BSQ Acquisition and, as to itself, Acquisition hereby each represents and warrants to the Company as follows:

     6.1 Organization and Good Standing; Authority. Each of Acquisition and BSQ Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Acquisition and BSQ Acquisition and is a valid and legally binding obligation of each of them, enforceable against Acquisition and BSQ Acquisition in accordance with its terms.

     6.2 Absence of Conflict. Except as set forth in Schedule 6.2, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with the notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of Acquisition or BSQ Acquisition under any of the terms, conditions or provisions of the respective charter and bylaws of Acquisition and BSQ Acquisition or any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which Acquisition or BSQ Acquisition is a party or by which either of them or any of its respective properties or assets may be bound or affected; or (ii) violate any Law or Order applicable to Acquisition and BSQ Acquisition, except for any such violations of Law or Order which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.3 Approvals. Schedule 6.3 contains a list of all Approvals of Governmental Entities which, to the knowledge of Acquisition or BSQ Acquisition, are required to be given or obtained by Acquisition or BSQ Acquisition from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to be given or obtain such Approvals, individually or in the aggregate, would not reasonable be expected to have a Material Adverse Effect.

     6.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been conducted by Acquisition and BSQ Acquisition in such manner as not to give rise to, and the consummation of the transactions contemplated hereby will not give rise to, any valid claim against the Company or any of its directors, officers, stockholders or affiliates for a brokerage commission, finder's fee or other like payment to any person or entity.

     6.5 Financing. Acquisition has delivered to the Company a copy of a commitment letter from Chase Manhattan Bank relating to such financing as, in Acquisition's judgment, is reasonably expected to be necessary to consummate the transactions contemplated hereby and by the BSQ Acquisition Agreement.

     6.6 Transaction Agreements. Set forth on Schedule 6.6 is a list of all agreements, contracts and other binding written commitments that relate to the transactions contemplated by the BSQ Acquisition Agreement and the transactions contemplated hereby. A copy of all items listed on such schedule has been delivered by Acquisition, BSQ Acquisition or their respective Representatives to the Company or its Representatives.

                                   ARTICLE 7

                                   COVENANTS

     7.1 Conduct of Business Pending Closing. The Company agrees that on and after the date hereof and prior to the Closing Date, except as otherwise consented to by Acquisition in writing (which consent shall not be unreasonably withheld so long as such consent is not adverse to the interests of Acquisition or BSQ Acquisition, in their sole discretion), as set forth in Schedule 7.1, or as otherwise contemplated by this Agreement:

          7.1.1 The Company shall conduct its business in the ordinary course in all material respects;

          7.1.2 The Company shall (i) discharge accounts payable and other current liabilities and obligations of the Company in accordance with past practice, (ii) purchase and maintain inventory in an amount consistent with normal seasonal requirements of the Company and intended to facilitate the sound operation of the Company's business, and (iii) discharge on a timely basis any and all liabilities as and to the extent such liabilities or any portion thereof become due prior to the Closing; provided, however, that the Company shall not prepay, redeem or repurchase any Indebtedness or other obligations that are not due and payable prior to the Closing other than pursuant to its existing revolving credit facility in the ordinary course of business;

          7.1.3 The Company shall use commercially reasonable efforts to preserve the business organization of the Company intact, and to preserve the goodwill of suppliers, customers, employees and others with whom business relationships exist;

          7.1.4 The Company shall not borrow any money, incur any Indebtedness or guarantee any Indebtedness or obligation of any Person, other than accounts payable arising in the ordinary course of business, consistent with past practice, and other than pursuant to its existing revolving credit facility in the ordinary course of business;

          7.1.5 The Company shall not issue, sell or dispose of any capital stock or other equity interest in the Company or options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interests or otherwise make or effect any change in the issued and outstanding capitalization of the Company;

          7.1.6 The Company shall not cause or permit any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities;

          7.1.7 Except as set forth on Schedule 7.1.7, the Company shall not declare or pay any dividend or make any other distribution, or transfer any assets, to any stockholders of the Company, or redeem, repurchase or otherwise reacquire any of its capital stock, except in the ordinary course of business;

          7.1.8 The Company shall not enter into any contracts or agreements (written or oral) that provide for aggregate payments by any party in excess of $500,000 per contract and that are not terminable upon 90 days (or less) notice by the Company without penalty or obligation to make payments related to such termination and, to the extent the Company is a party to any such contract or agreement as of the date hereof, the Company shall not amend or waive any rights under any such contract (other than contracts of the type referred to in clauses (ii) and (iii) of the proviso set forth in Section 5.11.1);

          7.1.9 The Company shall not purchase all or any substantial part of the properties or assets of, or otherwise acquire any Person (or division thereof);

          7.1.10 The Company shall not sell, lease, transfer, assign or otherwise dispose of any properties or assets, except for (i) sales of inventory in the ordinary course of business consistent with past practice, and (ii) sales in connection with any transaction to which the Company is contractually obligated prior to the date hereof described on Schedule 7.1.10;

          7.1.11 Except as set forth on Schedule 7.1.11, the Company shall not sell, lease, transfer, assign or otherwise dispose of any Owned Real Estate or Leased Real Estate, and the Company shall not permit any lease or sublease of Leased Real Estate to terminate or expire, in each case except as otherwise provided in this Agreement;

          7.1.12 Except as set forth on Schedule 7.1.12, the Company shall not purchase, lease or otherwise acquire any material properties or assets except for (i) purchases of inventory in the ordinary course of business, and (ii) purchases other than in the ordinary course of business not exceeding $100,000 individually and $500,000 in the aggregate;

          7.1.13 Except as may be required by law or under any existing agreements, the Company shall not increase the compensation or fringe benefits payable or to become payable by the Company to any of the officers or salaried employees of the Company, other than routine or customary increases made in the ordinary course of business and consistent with past practice;

          7.1.14 Except as set forth on Schedule 7.1.14, the Company shall not close, shut down or otherwise eliminate any of its stores or make any other material change in the character of its business, properties or assets other than in the ordinary course of business consistent with past practice;

          7.1.15 The Company shall maintain in all material respects its existing advertising programs and policies without material modification except for any changes made in the ordinary course of business;

          7.1.16 The Company shall not intentionally materially reduce the personnel headcount of the Company and shall use commercially reasonable efforts (but not requiring the expenditure of funds) to keep available the services of the present employees of the Company;

          7.1.17 Except as required by GAAP, the Company shall not change its material accounting principles, methods or practices, including any material change in its policies with respect to reserves (whether for bad debts, contingent liabilities or otherwise), any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories;

          7.1.18 Other than in the ordinary course, the Company shall not make any representation or proposal to, or engage in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit which benefits the Company, without prior consultation with and approval of Acquisition (which shall not be unreasonably withheld);

          7.1.19 The Company shall (i) use commercially reasonable efforts to maintain its existing Permits and Approvals in all material respects, and
     (ii) not violate any Law;

          7.1.20 The Company shall use commercially reasonable efforts to maintain in full force and effect all policies of insurance now in effect and give all notices and present all claims under all such policies in a timely fashion; and

          7.1.21 The Company shall not enter into any agreement or take or commit to take any action which would, if taken on or before the Closing, result in a breach of any of the foregoing covenants contained in this
     Section 7.1 or of any representation or warranty of the Company contained in this Agreement.

     7.2 Access. Except to the extent that the Company determines in good faith that so doing would constitute a breach of contract or a violation of law, the Company shall permit Acquisition, BSQ Acquisition and their Representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to all of the directors, officers, employees, agents and Representatives of the Company and all properties, books, records, operating instructions, procedures and Tax Returns of the Company and all other information with respect to the Company, its business and operations and its assets and properties as Acquisition, BSQ Acquisition or their Representatives may from time to time reasonably request, and to make copies of such books, records and other documents.

     7.3 Permits and Approvals. The Company, Acquisition and BSQ Acquisition shall use commercially reasonable efforts to obtain all Permits and Approvals reasonably necessary for the consummation of the transactions contemplated hereby and to permit the Company, following the Closing, to continue to conduct its business in substantially the manner it is being conducted as of the date hereof (taking into account the transactions contemplated by the BSQ Acquisition Agreement).

     7.4 Litigation. Until the Closing, each of the Company, Acquisition and BSQ Acquisition shall promptly notify the other of any action, suit, proceeding, claim or investigation which is threatened or commenced that materially relates to or materially affects the Company, its business, its properties or assets, this Agreement or the transactions contemplated hereby.

     7.5 Acquisition Proposals. The Company agrees that neither it nor any of its officers and directors shall, and the Company shall direct and use its best efforts to cause its employees and Representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction, other than pursuant to this Agreement, involving, or any purchase of all or any significant portion of the properties and assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it is a party. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 7.5. The Company will notify

Acquisition and BSQ Acquisition immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Notwithstanding the foregoing, in the event the Company receives an Acquisition Proposal which was not solicited by it and which did not result from a breach of this Section 7.5 (an "Unsolicited Proposal"), the Company may in response provide confidential information or data (subject to the execution of a customary confidentiality agreement) to, or engage in discussions or negotiations with, a Person duly authorized by a proposed acquiror in connection with the transaction(s) contemplated by the Unsolicited Proposal but only if (i) the Unsolicited Proposal includes sufficient information from which the Company Board can reasonably conclude that (A) all shareholders of Class A Common Stock and Class B Common Stock will receive Superior Consideration (as defined below),
(B) the proposed acquiror has the financial and other resources and has the legal ability (including, without limitation, under antitrust laws) to complete such transaction(s) on a timely basis, and (C) such transaction(s) will not be subject to a financing contingency and will otherwise be subject to no more contingencies than those contained in this Agreement, and (ii) the Company receives a written opinion of counsel that the Company Board is legally required, in the discharge of its fiduciary duties, to provide such information or data or engage in such discussions or negotiations concerning the transactions contemplated by the Unsolicited Proposal. For purposes of this Agreement, "Superior Consideration" means consideration consisting of cash and/or securities for all the shares of Class A Common Stock and Class B Common Stock then outstanding or for all or substantially all the assets of the Company in any case having a dollar value in excess of the aggregate Merger Consideration and which the Company Board determines in its good faith judgment (having received the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger Consideration and for which financing, to the extent required, is then committed.

     7.6 H-S-R Notification.

          7.6.1 Filings. As soon as practicable (but no later than five (5) Business Days) after the execution of this Agreement, each of the Company, Acquisition and BSQ Acquisition shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), the notification and documentary material required in connection with the transactions contemplated hereby.

          7.6.2 Cooperation. Acquisition, BSQ Acquisition and the Company shall promptly file any additional information requested as soon as practicable after receipt of a request for additional information. Acquisition, BSQ Acquisition and the Company shall use their commercially reasonable efforts to obtain early termination of the applicable waiting period under the H-S-R Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

          7.6.3 Other Actions. The Company agrees that, in order to comply with the H-S-R Act in connection with the transactions contemplated hereby, Acquisition and BSQ Acquisition shall be entitled, in its sole discretion, to acquiesce to any divestitures, operating restrictions or other constraints imposed or required by any Governmental Entity, provided that such divestitures, operating restrictions or other constraints shall not have any material effect on the terms of the Merger.

     7.7 Financial Statement Deliveries. As soon as is reasonably practicable and in no event later than twenty-five (25) days from the last day of each fiscal month between the date of this Agreement and the Closing Date, the Company shall prepare and provide to Acquisition monthly historical financial statements (the "Monthly Financial Statements") for the Company, utilizing the same methodology currently used in preparing the financial statements included in the Fiscal 1996 Form 10-K.

     7.8 Covenant to Satisfy Conditions. Each of the Company, Acquisition and BSQ Acquisition will use reasonable best efforts to ensure that the conditions set forth in Article 8 hereof are satisfied, insofar as such matters are within the control of such party. Each such party shall promptly consult with the other with respect to, and provide to the other any legally permitted information and copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity (other than confidential personnel information) in connection with this Agreement and the transactions contemplated hereby. Acquisition, BSQ Acquisition and the Company further covenant and agree, with respect to any pending or threatened Action, preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Upon the request of Acquisition or BSQ Acquisition, the Company agrees that it shall use reasonable best efforts to secure waivers and/or consents from such third parties as may be necessary or desirable in Acquisition's or BSQ Acquisition's reasonable judgment in order to consummate the transactions contemplated hereby.

     7.9 Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall prepare a proxy statement in respect of the Special Meeting of its stockholders to vote upon the Merger, file such proxy statement with the SEC, respond to comments of the staff of the SEC, if any, file the definitive proxy statement as soon as practicable and promptly thereafter mail such proxy statement to all holders of record (as of the applicable record date) of shares of Class A Common Stock and Class B Common Stock. The Company, BSQ Acquisition and Acquisition shall cooperate reasonably with each other in the preparation of the proxy statement. The Company agrees that Acquisition shall be given reasonable opportunity to review and comment on the proxy statement and to approve the proxy statement prior to its filing (which approval will not be unreasonably withheld) and thereafter to participate in discussions concerning the comments of the SEC staff and to approve all responses thereto (which approval will not be unreasonably withheld).

     7.10 Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a Special Meeting of the holders of the Class A Common Stock and Class B Common Stock (the "Special Meeting") as promptly as practicable, but in no event more than 45 days after a definitive proxy statement has been filed with the SEC, for the purpose of approving the Merger. The Company's board of directors shall recommend at such Special Meeting that the Merger be approved by its stockholders. Notwithstanding the foregoing, if, as a result of actions taken in compliance with Section 7.5 hereof, the Company receives a formal Unsolicited Proposal concerning a transaction in which all the holders of Class A Common Stock and Class B Common Stock will receive Superior Consideration, the Company Board may withdraw or modify such recommendation prior to the Special Meeting; provided, however, that the Company shall have received the written opinion of counsel that the Company Board is legally required to do so in the discharge of its fiduciary duties; and provided further, that the Company shall give BSQ Acquisition five (5) Business Days' prior notice of such withdrawal or modification, specifying the material terms of such Unsolicited Proposal.

     7.11 Environmental Matters. The Company has delivered to Acquisition all material existing environmental reports that are in the Company's possession and that have been prepared within the last ten (10) years with respect to any of the Owned Real Estate or the Leased Real Estate. The Company agrees that, following the date hereof, it shall permit Acquisition to continue to conduct, at Acquisition's expense, such additional environmental investigations of such properties as it may reasonably request; provided, however, that Acquisition shall not be permitted to conduct any Phase II environmental site assessments or audits (including any sampling of any media or material) without the Company's prior consent, which consent shall not be unreasonably withheld, and subject to the conditions that (i) Acquisition shall disclose to the Company the results of any environmental investigation which led to Acquisition's decision to request such additional assessment or sampling, (ii) the Company shall have the right to conduct, at the Company's sole discretion and at the Company's expense, split sampling in conjunction with any additional sampling Acquisition may request, and (iii) Acquisition and the Company shall provide each other with the results of any such additional sampling conducted by such party.

     7.12 Financing. BSQ Acquisition agrees to use its commercially reasonable efforts to obtain, on terms satisfactory to BSQ Acquisition in its sole discretion, all of the financing necessary in connection with the consummation of the transactions contemplated by this Agreement and the BSQ Acquisition Agreement. BSQ Acquisition agrees to notify the Company promptly in the event the Commitment Letter described in Section 6.6 is withdrawn.

     7.13 Options. The Company shall use its reasonable best efforts to obtain, prior to the Closing, agreements and consents (the "Consents") of the holders of all Options then outstanding providing for the consent of each such holder to the termination, without payment other than as provided in Section 4.4 hereof, of all Options held by such holder and the agreement of such holder not to exercise any such Options.

     7.14 Disclosure Prior to Closing. In the event that, at any time prior to the Closing, the Company, Acquisition or BSQ Acquisition becomes aware of any matter which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto or would otherwise have rendered any representation or warranty false, such party shall promptly provide written notice of such matters to the other party. However, no such notice provided under this Section 7.14 shall be deemed to cure any breach of any representation or warranty made in this Agreement whether for purposes of determining whether or not the conditions set forth in Article 5 hereof have been satisfied or otherwise. In addition, the Company shall promptly provide written notice of any events occurring after the date hereof which individually or in the aggregate has had or are reasonably expected to have a Material Adverse Effect on the Company.

     7.15 Employee Benefits. Effective from and after the Effective Time, the Surviving Corporation and its Subsidiaries will provide to the persons listed on
Schedule 7.15 the severance and other benefits set forth in Schedule 7.15. Such schedule will provide for the amount and timing of all such payments.

     7.16 Directors' and Officers' Insurance And Indemnification. The Surviving Corporation will indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent required or permitted under the Certificate or by-laws of the Company, or any agreement with the Company in each case as in effect immediately prior to the execution of this Agreement, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including, without limitation, liability arising under the Securities Act, the Exchange Act, or state law. The Surviving Corporation will maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company on the date hereof (provided that BSQ Acquisition may substitute therefor policies having at least the same coverage, a comparably rated issuer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period exceed 200% of the per annum rate of the aggregate premium currently paid by the Company for such insurance on the date of this Agreement, then the Surviving Corporation will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The rights under this Section 7.16 are in addition to rights that an Indemnified Party may have under the Certificate, by-laws, other similar organizational documents of the Company or the DGCL. The rights under this Section 7.16 are contingent upon the occurrence of, and will survive consummation of, the Merger and are expressly intended to benefit each Indemnified Party.

     7.17 Antitakeover Statutes. If any Takeover Statute (as defined below) is or may become applicable to the transactions contemplated hereby or by the Stockholder Agreement, the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby. For purposes of this Agreement, a "Takeover Statute" means a "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including without limitation Section 203 of the DGCL.

                                   ARTICLE 8

                             CONDITIONS OF PURCHASE

     8.1 General Conditions. The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by both parties:

          8.1.1 No Law or Orders. No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) which prohibits or materially restricts the consummation of the transactions contemplated hereby.

          8.1.2 H-S-R. Any applicable waiting period under the H-S-R Act shall have expired or have been terminated with respect to the transactions contemplated hereby.

          8.1.3 Legal Proceedings. No Governmental Entity shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

          8.1.4 Stockholder Approval. The Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of the Class A Common Stock and Class B Common Stock.

     8.2 Conditions Precedent to the Obligations of the Company. The obligations of the Company to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by the
Company:

          8.2.1 Accuracy of Acquisition's and BSQ Acquisition's Representations and Performance of Obligations.

             (a) All representations and warranties made by Acquisition or BSQ Acquisition in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Acquisition or BSQ Acquisition pursuant hereto shall be true and correct in all respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the date hereof), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse

        Effect, provided that, whenever any such representation or warranty is conditioned by reference to materiality or a Material Adverse Effect, for the purposes of this Section 8.2.1(a), such representation or warranty shall be treated as if such representation or warranty did not contain any limitation as to materiality or Material Adverse Effect as stated therein.

             (b) Acquisition and BSQ Acquisition shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Acquisition or BSQ Acquisition pursuant hereto required to be performed or complied with by Acquisition or BSQ Acquisition either at or prior to the Closing.

             (c) At the Closing, BSQ Acquisition shall deliver to the Company a certificate of the president or any vice president and secretary or any assistant secretary of Acquisition certifying to the matters set forth in (a) and (b) above.

          8.2.2 Acquisition Deliveries. BSQ Acquisition shall have delivered, or shall have caused to be delivered, to the Company at or prior to the Closing the following:

             (a) a certified copy of the resolutions duly adopted by the Board of Directors of Acquisition and BSQ Acquisition authorizing this Agreement and the transactions contemplated hereby and thereby; and

             (b) such other documents, instruments or certificates as shall be reasonably requested by the Company or its counsel.

     8.3 Conditions Precedent to Obligations of Acquisition and BSQ
Acquisition. The obligations of Acquisition and BSQ Acquisition to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by Acquisition:

          8.3.1 Accuracy of the Company's Representations and Performance of Obligations.

             (a) All representations and warranties made by the Company in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto shall be true and correct in all respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the date hereof), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect, provided that, whenever any such representation or warranty is conditioned by reference to materiality or a Material Adverse Effect, for the purposes of this Section 8.3.1(a), such representation or warranty shall be treated as if such representation or warranty did not contain any limitation as to materiality or Material Adverse Effect as stated therein.

             (b) Except for any action requested or required to be taken by the Company pursuant to Section 7.6.3 hereof, the Company shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto required to be performed or complied with by the Company either at or prior to the Closing.

             (c) At the Closing, the Company shall deliver to BSQ Acquisition a certificate of the president or any vice president and secretary or any assistant secretary of the Company certifying to the matters set forth in (a) and (b) above.

             (d) At the Closing, John W. Hechinger, Jr., Kenneth J. Cort and W. Clark McClelland shall have delivered agreements containing the covenants set forth in Exhibit B hereto.

          8.3.2 Permits and Approvals. The Company shall have made or obtained, on terms reasonably satisfactory to BSQ Acquisition, all Permits and Approvals required from any Governmental Entity or any third party in order to consummate the transactions contemplated hereby and permit the Surviving Corporation to continue the Company's business in substantially the manner as it is being conducted as of the date hereof (after giving effect to the transactions contemplated by the BSQ Acquisition Agreement), except where the failure to obtain such Permits or Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          8.3.3 Company Adverse Changes. There shall not have occurred after the date hereof any events which individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

          8.3.4 Deliveries. The Company shall have delivered, or shall have caused to be delivered, to BSQ Acquisition at or prior to the Closing the following:

             (a) to the extent requested by BSQ Acquisition, resignations of the directors and officers of the Company and each of the Company's Subsidiaries effective as of the Closing;

             (b) certified copies of the resolutions duly adopted by the Company Board and by the holders of the Class A Common Stock and Class B Common Stock, authorizing this Agreement and the transactions contemplated hereby;

             (c) the corporate seal, minute books and stock transfer books of the Company; and

             (d) such other documents, instruments or certificates as shall be reasonably requested by BSQ Acquisition or its counsel.

          8.3.5 Financing. BSQ Acquisition shall have made or obtained, on terms satisfactory to BSQ Acquisition in its sole discretion, all financing necessary in connection with the consummation of the transactions contemplated by this Agreement and the BSQ Acquisition Agreement and which are necessary to continue after the Closing the businesses of BSQ Acquisition and the Surviving Corporation in substantially the manner they are currently being conducted or are planned to be conducted.

          8.3.6 Related Transaction. The transactions contemplated by the BSQ Acquisition Agreement and its related agreements shall have been consummated or shall be consummated substantially concurrently with the transactions contemplated hereby.

                                   ARTICLE 9

                                  TERMINATION

     9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date:

          9.1.1 Mutual Consent. By mutual written consent of the parties hereto;

          9.1.2 By Acquisition or BSQ Acquisition. By Acquisition or BSQ Acquisition, if any of the conditions set forth in Section 8.1 or 8.3 shall have become incapable of fulfillment, or if the Company Board withdraws or modifies its recommendation of the Merger, whether or not in compliance with Section 7.10 hereof;

          9.1.3 By the Company. By the Company, if any of the conditions set forth in Section 8.1 or 8.2 shall have become incapable of fulfillment;

          9.1.4 Failure of Conditions. By Acquisition, BSQ Acquisition or the Company, if the transactions contemplated hereby are not consummated on or before the date which is the business day after the fiscal month end closest to October 31, 1997 or such later date as may be reasonably necessary in order to consummate such transactions as promptly as practicable upon obtaining Approvals of Governmental Entities (but in any event not later than December 31, 1997), and if the failure to consummate such transactions on or before such date did not result from the breach of any representation, warranty or agreement herein of the party seeking such termination;

          9.1.5 Breach of Covenant. By Acquisition, BSQ Acquisition or the Company, if the other party shall be in material breach of any of its covenants contained in this Agreement and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate; provided that the party seeking such termination shall not also then be in material breach of this Agreement; provided further that any breach of the provisions of Section 7.5 hereof shall entitle Acquisition and BSQ Acquisition to an immediate right of termination without any notice or cure requirement.

          9.1.6 Breach of Representations and Warranties. By Acquisition, BSQ Acquisition or the Company, if the other party shall be in breach of any of its representations or warranties contained in this Agreement, which breach, individually or together with all other breaches, is reasonably expected to have a Material Adverse Effect, and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate, provided that the party seeking such termination shall not also then be in material breach of this Agreement.

     9.2 Manner and Effect of Termination. Termination shall be effected by the giving of written notice to that effect by the party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; provided, however, that termination shall not affect (i) the rights and remedies available to a party as a result of the breach by the other party hereunder (provided that, subject to clause (iv) below, the provisions of Section 9.3 shall constitute the exclusive legal remedy of Acquisition and BSQ Acquisition with respect to breach by the Company described therein), (ii) the provisions of Sections 5.25 and 6.4 hereof, (iii) the obligations of the Company pursuant to
Section 9.3 below or (iv) the rights available to the parties under Section 11.9 hereof.

     9.3 Certain Payments Upon Termination. In the event that either party terminates this Agreement under Section 9.1.2, 9.1.3 or 9.1.4 due to the failure of the condition specified in Section 8.1.4 to be satisfied or to the withdrawal or modification of the Company Board's recommendation of the Merger (and at such time the Company does not have the right to terminate this Agreement under
Section 9.1.5 or 9.1.6 hereof), or Acquisition or BSQ Acquisition terminates this Agreement under Section 9.1.5 or 9.1.6 as a result of an intentional breach of this Agreement by the Company, the Company shall pay to BSQ Acquisition a termination fee in the amount of $5,000,000 (the "Termination Fee") plus all Expenses (as defined below). In the event that Acquisition or BSQ Acquisition terminates this Agreement under Section 9.1.5 or 9.1.6 as a result of an unintentional breach of this Agreement by the Company, the Company shall pay to BSQ Acquisition all Expenses. For purposes of this Section 9.3, "Expenses" shall mean all fees and expenses (including those of counsel, accountants and other advisors and in connection with financing commitments) incurred by any of Acquisition, BSQ Acquisition and their respective affiliates (without any deduction on account of or other allocation of such expenses to the transactions contemplated by the proposed transactions involving BSQ) in connection with the transactions contemplated by this Agreement or with respect to the proposed transactions involving BSQ, up to an aggregate maximum of $6,000,000 (the "Expenses"). All payments required to be made hereunder shall be made by wire transfer of immediately available funds within two (2) Business Days of the event giving rise to the payment of such expenses. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without said agreements, Acquisition and BSQ Acquisition would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee and Expenses due pursuant to this Section 9.3, and, in order to obtain such payment, BSQ Acquisition commences a suit which results in a judgment against the Company for the fees and expenses set forth herein, the Company will pay to BSQ Acquisition BSQ Acquisition's reasonable expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due hereunder at the legal rate determined by the court rendering such judgment.

                                   ARTICLE 10

                                OTHER AGREEMENTS

     10.1 Confidentiality. The Company agrees that from the date hereof until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of Acquisition, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company, Acquisition, BSQ Acquisition, Kmart or BSQ, except for such disclosure as may be required by Law or applicable accounting regulations. Each of Acquisition and BSQ Acquisition agrees that from the date hereof until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of the Company, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company, except for such disclosure as may be required by Law or applicable accounting regulations.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Expenses. Except as otherwise specifically provided for herein, each of the Company, on the one hand, and Acquisition and BSQ Acquisition, on the other, shall pay all of its costs and expenses (including attorneys', accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

     11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally or sent by facsimile transmission (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) Business Days after sent by registered or certified mail (postage prepaid, return receipt requested). Notices shall be addressed as follows:

    To the Company:..............................   Hechinger Company
                                                    1801 McCormick Drive
                                                    Largo, Maryland 20774
                                                    Attention: John W. Hechinger, Jr.
                                                    Facsimile: (301) 925-3115

    With a copy to:..............................   Chadbourne & Parke LLP
                                                    30 Rockefeller Plaza
                                                    New York, New York 10112
                                                    Attention: Barbara L. Becker, Esq.
                                                    Facsimile: (212) 541-5369

    To Acquisition
    or BSQ Acquisition:..........................   Hechinger Acquisition, Inc.
                                                    or BSQ Acquisition, Inc.
                                                    c/o Leonard Green & Partners, L.P.
                                                    11111 Santa Monica Boulevard
                                                    Suite 2000
                                                    Los Angeles, California 90025
                                                    Attention: Jonathan D. Sokoloff
                                                    Facsimile: (310) 954-0404

    With a copy to:..............................   Irell & Manella LLP
                                                    333 South Hope Street, 33rd Floor
                                                    Los Angeles, California 90071
                                                    Attention: Edmund M. Kaufman, Esq.
                                                    Facsimile: (213) 229-0515

Either party may from time to time change its address for the purpose of notices by a similar notice specifying the new address but no such change shall be effective as against any Person until such Person shall have actually received it.

     11.3 Entire Agreement. This Agreement contains the final and entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all written or verbal representations, warranties, commitments and other understandings prior to the date hereof. No reference shall be made to any draft of this Agreement for purposes of interpretation or resolution of ambiguity or otherwise. All Exhibits annexed hereto, and all Schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.5 Severability. If any provision hereof shall be held to be unenforceable or invalid by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not alter the enforceability, validity or effect of any other provision hereof.

     11.6 Assignability. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned by either party without the prior written consent of the other to be given in the other party's sole discretion.

     11.7 Captions. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     11.9 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof (without requirement to post bond), in addition to any and all other remedies at law or in equity.

     11.10 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by all parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless set forth in writing and executed by the party so waiving.

Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     11.11 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

     11.12 Publicity. Except as hereinafter provided, the Company, Acquisition and BSQ Acquisition shall not, and each of them shall use commercially reasonable efforts to cause their respective directors, officers, employees, Representatives and agents not to, discuss publicly or make any public statement with respect to this Agreement or the transactions contemplated hereby without the other party's approval. Before making any such public announcements, the parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the parties hereto or use good faith efforts to obtain the other party's approval of the text of any public announcement to be made solely on behalf of such party. If the parties hereto are unable to agree on or approve such a public statement or announcement and legal counsel for a party is of the opinion that such statement or announcement is required by law or the rules of any stock exchange on which the parties' securities are traded, then such party may make or issue the legally required statement or announcement.

     11.13 Force Majeure. Anything to the contrary in this Agreement notwithstanding, no party hereto shall be liable to the other parties hereto for any loss, injury, delay, damages or other casualty suffered or incurred by such other party hereto due to strikes, riots, storms, fires, explosions, acts of God, war, governmental action, or any other cause similar thereto which is beyond the reasonable control of such parties, and any failure or delay by any party hereto in performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered as a breach of this Agreement. In the event that performance of any of the material obligations under this Agreement shall be suspended due to one or more of the foregoing causes and such suspension shall have a material adverse impact on consummation of the transactions as contemplated in this Agreement or on the operations or financial conditions or prospects of the Company, then the aggrieved party which shall be materially and adversely affected thereby may terminate this Agreement.

     11.14 Attorney's Fees. In any suit or proceeding arising out of this Agreement or to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to all reasonable out-of-pocket expenses and reasonable attorneys' fees incurred by such party in connection with such suit or proceeding.

     11.15 Confidentiality. Acquisition, BSQ Acquisition and the Company agree and acknowledge that, until the Closing, they will continue to be bound by the Confidentiality Agreement dated April 15, 1997 between Leonard Green & Partners, L.P. and the Company.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     11.16 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 4, and Sections 6.4, 7.15 and 7.16 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          HECHINGER COMPANY,
                                          a Delaware corporation

                                          By:  /s/ JOHN W. HECHINGER, JR.
                                            ------------------------------------
                                              Name: John W. Hechinger, Jr.
                                              Title:  Chairman and CEO

                                          HECHINGER ACQUISITION, INC.,
                                          a Delaware corporation

                                          By:    /s/ GREGORY J. ANNICK
                                            ------------------------------------
                                              Name: Gregory J. Annick
                                              Title:  Vice President, Secretary
                                                      and Treasurer

                                          BSQ ACQUISITION, INC.,
                                          a Delaware corporation

                                          By:   /s/ JONATHAN D. SOKOLOFF
                                            ------------------------------------
                                              Name: Jonathan D. Sokoloff
                                              Title:  Chairman

                                    EXHIBITS

Exhibit A...................   Stockholders Agreement
Exhibit B...................   Non-Competition Covenant

                                   SCHEDULES

Schedule 1.2.59.............   Permitted Encumbrances
Schedule 1.2.74.............   Stockholders to Enter Into Stockholders Agreement
Schedule 5.1................   Jurisdictions
Schedule 5.3................   Encumbrances on Outstanding Shares of Company Stock; Voting
                               Trust, Proxy and Similar Agreements; Subsidiaries
Schedule 5.5................   Conflicts (Hechinger)
Schedule 5.6.1 .............   Significant Categories of Governmental Approvals
Schedule 5.6.2 .............   Non-Governmental Approvals
Schedule 5.8.1 .............   Accounts Payable and Inventory
Schedule 5.8.2 .............   Conduct of Business
Schedule 5.9.1 .............   Compliance With Law
Schedule 5.9.2 .............   Environmental Compliance
Schedule 5.10...............   Permits
Schedule 5.11.1.............   Certain Contracts
Schedule 5.11.3.............   Interests of Certain Persons
Schedule 5.12.1.............   Owned Real Estate
Schedule 5.12.2.............   Leased Real Estate
Schedule 5.12.3.............   Real Estate Defaults
Schedule 5.12.4.............   Certain Real Estate Disclosures
Schedule 5.13...............   Liabilities
Schedule 5.14...............   Litigation
Schedule 5.15.1.............   Certain Tax Disclosures
Schedule 5.15.2.............   Certain Tax Examination Disclosures
Schedule 5.15.3.............   Period of Limitations Agreements
Schedule 5.15.4.............   Partnerships for Tax Purposes
Schedule 5.15.5.............   Tax Elections
Schedule 5.15.6.............   Tax Sharing Arrangements
Schedule 5.15.8.............   Tax Adjustments
Schedule 5.15.9.............   Compensatory Agreements
Schedule 5.16.1.............   Plans
Schedule 5.16.2.............   Certain Claims
Schedule 5.16.6.............   Unsatisfied Liabilities
Schedule 5.16.11............   Benefit Related Representations
Schedule 5.17...............   Certain Tangible Personal Property
Schedule 5.17.3.............   Deviations from Inventory Valuation Policy
Schedule 5.18...............   Intellectual Property
Schedule 5.19...............   Employee Handbooks; Employment Contracts
Schedule 5.19.3.............   Certain Labor Disclosures
Schedule 5.20...............   Suppliers
Schedule 5.21...............   Personnel
Schedule 5.22...............   Insurance Policies
Schedule 5.25...............   Brokers
Schedule 6.2................   Conflicts (Acquisition & BSQ Acquisition)
Schedule 6.3................   Approvals of Governmental Entities
Schedule 6.6................   Certain Agreements
Schedule 7.1................   Conduct of Business
Schedule 7.1.7 .............   Certain Distributions
Schedule 7.1.10.............   Certain Sales
Schedule 7.1.11.............   Certain Real Estate Transactions
Schedule 7.1.12.............   Certain Purchases, Leases or Acquisitions
Schedule 7.1.14.............   Closures and Other Termination of Stores
Schedule 7.15...............   Persons Eligible for Benefits; Severance and Other Benefits

                                  EXHIBIT A
                                                                         ANNEX C

 STOCKHOLDERS AGREEMENT, DATED AS OF JULY 16, 1997, BETWEEN BSQ ACQUISITION, INC., HECHINGER ACQUISITION INC. AND CERTAIN STOCKHOLDERS OF HECHINGER COMPANY
                    LISTED ON THE SIGNATURE PAGE THERETO.

                             STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT, dated as of July 16, 1997, by and among BSQ Acquisition, Inc., a Delaware corporation ("Purchaser"), and the stockholders listed on the signature page hereof (each such stockholder being referred to herein as a "Stockholder" and, collectively with each other Stockholder, the "Stockholders").

                                  WITNESSETH:

     WHEREAS, each Stockholder, as of the date hereof, is the owner of or has the sole right to vote with respect to the number of shares of (i) Class A Common Stock, par value $0.10 per share (the "Class A Stock") and (ii) Class B Common Stock, par value $0.10 per share (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"), of Hechinger Company, a Delaware corporation (the "Company"), set forth below the name of such Stockholder on
Schedule 1 attached hereto, and the Stockholders collectively have the right, pursuant to the 1989 Voting Agreement referred to below, to vote with respect to the additional shares of Class A Stock and Class B Stock set forth on Schedule 1 (as to the shares of which any Stockholder is the owner, the "Owned Shares," and collectively with all other shares which any Stockholder has the sole right or the right under the 1989 Voting Agreement to vote, the "Shares" (in each case after giving effect to Section 6 hereof)); and

     WHEREAS, in reliance upon the execution and delivery of this Agreement, Purchaser and Hechinger Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Acquisition"), will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with the Company which provides, among other things, that upon the terms and subject to the conditions thereof Acquisition shall be merged with and into the Company and the separate corporate existence of Acquisition shall thereupon cease; and

     WHEREAS, to induce Purchaser and Acquisition to enter into the Merger Agreement and to incur the obligations set forth therein, the Stockholders are entering into this Agreement pursuant to which each Stockholder agrees to vote in favor of the Merger and certain other matters as set forth herein, and to make certain agreements with respect to such Stockholder's Shares upon the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          Section 1. Voting of Shares; Proxy. (a) Each Stockholder agrees that until the earlier of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the date on which the Merger Agreement is terminated (the earlier thereof being hereinafter referred to as the "Merger Termination Date"), such Stockholder shall vote all of such Stockholder's Shares at any meeting of the Company's stockholders (whether annual or special and whether or not an adjourned or postponed meeting), or, if applicable, take action by written consent (i) for adoption and approval of the Merger Agreement and otherwise in favor of the Merger and any other transaction contemplated by the Merger Agreement as such Merger Agreement may be modified or amended from time to time and (ii) against any action, omission or agreement which would or could impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any Acquisition Proposal (as defined in the Merger Agreement) other than the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

             (a) At the request of Purchaser, each Stockholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by such Stockholder of his duties under this Agreement, shall promptly execute, in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law, and deliver to Purchaser, an irrevocable proxy, substantially in the form of Annex A hereto, and irrevocably appoint Purchaser or its designees, with full power of substitution, his or her attorney and proxy to vote, or, if applicable, to give consent with respect to, all of such Stockholder's Shares in respect of any of the matters set forth in, and in accordance with the provisions of, Section 1(a) above. Each Stockholder acknowledges that the proxy executed and delivered by him shall be coupled with an interest, shall constitute, among other things, an inducement for Purchaser and Acquisition to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of such Stockholder. Notwithstanding any provision contained in such proxy, such proxy shall terminate upon the Merger Termination Date.

          Section 2. Certain Payments After Termination. In the event that, during the Termination Payment Period (as defined below), (i) the Company enters into a definitive agreement to engage in or consummates a merger, a sale of substantially all of its assets, a business combination or other similar transaction with a third party, or (ii) any Stockholder otherwise sells, transfers, assigns, tenders or otherwise disposes of any of his Owned Shares, or enters into any arrangement to do any of the foregoing, and pursuant to any transaction described in clauses (i) or (ii) above any Stockholder receives or will receive, directly or indirectly, aggregate consideration (including any non-cash consideration, which shall be valued at fair market value) in respect of the Owned Shares included in such transaction in excess of the aggregate consideration he would have received under the Merger Agreement for such Owned Shares (after giving effect to the last sentence of Section 6 hereof), then such Stockholder shall pay Purchaser, in cash (or in cash and non-cash consideration, in the same proportion as received by the stockholders, together with any rights or other agreements (including without limitation registration rights) with respect to the non-cash consideration received by the stockholders), within three business days following the consummation of such transaction, the amount of such excess. The term "Termination Payment Period" shall mean the period (A) commencing upon termination of the Merger Agreement under the circumstances entitling Purchaser to payment of the Termination Fee and/or Expenses thereunder and (B) expiring on the date which is the later of six months after the date of such termination of the Merger Agreement and 12 months after the date hereof.

          Section 3. Covenants of Stockholders. Each Stockholder covenants and agrees for the benefit of Purchaser that, until the Merger Termination Date, he/she will not:

             (a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of his Owned Shares or any interest therein;

             (b) other than as expressly contemplated by this Agreement, grant any powers of attorney or proxies or consents in respect of any of such Stockholder's Shares, deposit any of such Shares into a voting trust, enter into a voting agreement with respect to any of such Shares or otherwise restrict or take any action adversely affecting the ability of such Stockholder freely to exercise all voting rights with respect thereto;

             (c) directly, or indirectly through his or her agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and such Stockholder shall (i) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section 3(c), and
        (ii) notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him or her;

             (d) convert any shares of Class B Stock included in such Stockholder's Shares into shares of Class A Stock;

             (e) permit or cause, or take any action or fail to take any action which in either case would have the effect or permitting or causing, any other owner of any of such Stockholder's Shares to do or engage in any of the actions prohibited by the foregoing paragraphs (a) through (d) to the extent such Shares are covered by the Stockholders' Agreement, dated as of August 23, 1989, by and between Members of the Hechinger Family, Members of the England Family and Hechinger Company (the "1989 Stockholders' Agreement") or the Voting Agreement, dated as of August 23, 1989, by and among the Voters referred to therein and the persons listed on Exhibits A and B thereto (the "1989 Voting Agreement"); or

             (f) terminate, amend or modify, or grant any waivers under, either the 1989 Stockholders' Agreement or the 1989 Voting Agreement.

          Section 4. Covenants of Purchaser. Purchaser covenants and agrees for the benefit of the Stockholders that (a) immediately upon execution of this Agreement, Purchaser shall enter into the Merger Agreement, and (b) until the Merger Termination Date, it shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in this Section 4, Section 13 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict Purchaser's or Acquisition's right or ability to exercise any of its rights under the Merger Agreement.

          Section 5. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Acquisition that: (a) the execution, delivery and performance by such Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is bound; (b) such Stockholder has full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; (c) this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms; (d) such Stockholder is the sole owner of or has the right to vote with respect to such Stockholder's Shares and such Stockholder's Shares represent all shares of Common Stock of or with respect to which such Stockholder is the sole owner or has the right to vote at the date hereof, and such Stockholder does not have any right to acquire, nor is he or she the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of the Company (other than shares subject to options or other rights granted by the Company); (e) such Stockholder owns its Owned Shares free and clear of all liens, claims, pledges, charges, proxies, restrictions, encumbrances, proxies and voting agreements of any nature whatsoever (each an "Encumbrance") other than as provided by this Agreement (and except under the 1989 Voting Agreement and the 1989 Stockholders' Agreement, the terms of which have been waived by the parties thereto to the extent necessary for Stockholder to execute and deliver this Agreement), and good and valid title to its Owned Shares, free and clear of any Encumbrance, will pass to Purchaser upon closing; (f) each of the 1989 Stockholders' Agreement and the 1989 Voting

     Agreement was duly authorized, executed and delivered and is in full force and effect, and such agreements have not been amended or modified in any respect; and (g) all contracts and agreements listed on Schedule 5.11.1 to the Merger Agreement to which such Stockholder or any of his "associates" (as such term is used in the Merger Agreement) is a party were duly authorized, executed and delivered by the parties thereto and are in full force and effect, and none of the parties to any such contract or agreement is in material breach or default thereunder. The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

          Section 6. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger (other than the Merger) recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Common Stock or (b) that any Stockholder shall become the owner of, or otherwise obtain the right to vote with respect to, any additional shares of Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1, then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents that the Stockholders own or have the right to vote immediately following the effectiveness of the events described in clause (a) or any Stockholder becoming the owner of or obtaining the right to vote with respect to any Common Stock or other securities as described in clause (b), as though, in either case, they were Shares and/or Owned Shares hereunder. For purposes of determining under Section 2 hereof the aggregate consideration that a Stockholder would have received pursuant to the Merger Agreement, the Merger Consideration provided therein shall be deemed adjusted upon the occurrence of any of the events described in clause (a) of the foregoing sentence in such manner as may be appropriate, in the reasonable judgment of Purchaser, to preserve the economic intent of said Section 2.

          Section 7. Specific Performance. Each Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Purchaser and Acquisition would not enter into the Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by him of the provisions of this Agreement. Accordingly, the Stockholders each agree that the obligations of the Stockholders hereunder shall be specifically enforceable and they shall not take any action to impede Purchaser from seeking to enforce such right of specific performance.

          Section 8. Notices. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt (or refusal of receipt), shall be in writing and shall be delivered in person, by telecopy or telefacsimile, by telegram, by next-day courier service, or by mail (registered or certified mail, postage prepaid, return receipt requested) to any Stockholder at the address listed on the signature page hereof, and to Purchaser c/o Leonard Green and Partners, L.P. at 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025, Attention: Jonathan
     D. Sokoloff, telecopy number 310-954-0404, or to such other address or telecopy number as any party may have furnished to the other in writing in accordance herewith.

          Section 9. Binding Effect; Survival. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

          Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without giving effect to conflicts of laws principles.

          Section 11. Counterparts. This Agreement may be executed in two counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement.

          Section 12. Effect of Headings. The Section headings herein are for convenience of reference only and shall not affect the construction hereof.

          Section 13. Additional Agreements; Further Assurance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Stockholders will provide Purchaser with all documents which may reasonably be requested by Purchaser and will take reasonable steps to enable Purchaser to obtain all rights and benefits provided it hereunder.

          Section 14. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by Purchaser and all affected Stockholders, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                                          BSQ ACQUISITION, INC.

                                          By    /s/ JONATHAN D. SOKOLOFF
                                            ------------------------------------
                                            Name: Jonathan D. Sokoloff
                                            Title:  Chairman

JOHN W. HECHINGER, SR.

By:   /s/ JOHN W. HECHINGER, JR.
    ----------------------------------
    John W. Hechinger, Jr., as
    Attorney-in-fact for
    John W. Hechinger, Sr.

Address: 1801 McCormick Drive
        Largo, MD 20774

JOHN W. HECHINGER, JR.

By:   /s/ JOHN W. HECHINGER, JR.
    ----------------------------------
    John W. Hechinger, Jr.

Address: 1801 McCormick Drive
        Largo, MD 20774

JUNE HECHINGER

By:   /s/ JOHN W. HECHINGER, JR.
    ----------------------------------
    John W. Hechinger, Jr., as
    Attorney-in-fact for
    June Hechinger

Address: 1801 McCormick Drive
        Largo, MD 20774

S. ROSS HECHINGER

By:     /s/ S. ROSS HECHINGER
    ----------------------------------
    S. Ross Hechinger

Address: 1801 McCormick Drive
        Largo, MD 20774

JUNE LIMITED PARTNERSHIP

    /s/ JOHN W. HECHINGER, JR.
--------------------------------------
By: John W. Hechinger, Jr.,
     General Partner

      /s/ S. ROSS HECHINGER
--------------------------------------
By: S. Ross Hechinger, General
     Partner

    /s/ JOHN W. HECHINGER, JR.
--------------------------------------
By: John W. Hechinger, Jr. as
     Attorney-in-fact for Sally
     Hechinger Rudoy, General Partner

    /s/ JOHN W. HECHINGER, JR.
--------------------------------------
By: John W. Hechinger, Jr. as
     Attorney-in-fact for
     Nancy Hechinger Lowe, General
    Partner

Address for June Limited Partnership:
  1801 McCormick Drive
  Largo, MD 20774

JARSAN ASSOCIATES LIMITED PARTNERSHIP

    /s/ JOHN W. HECHINGER, JR.
--------------------------------------
By: John W. Hechinger, Jr.
     General Partner

      /s/ S. ROSS HECHINGER
--------------------------------------
By: S. Ross Hechinger
     General Partner

    /s/ JOHN W. HECHINGER, JR.
--------------------------------------
By: John W. Hechinger, Jr. as
     Attorney-in-fact for
     Sally Hechinger Rudoy, General
    Partner

    /s/ JOHN W. HECHINGER, JR.
--------------------------------------
By: John W. Hechinger, Jr. as
     Attorney-in-fact for
     Nancy Hechinger Lowe, General
    Partner

Address for Jarsan Associates Limited Partnership:
  1801 McCormick Drive
  Largo, MD 20774

SCHEDULE 1

John W. Hechinger:
     Owned Shares:...............................          0 A Shares and   1,009,336 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
John W. Hechinger, Jr.:
     Owned Shares:...............................     96,690 A Shares and     376,566 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
June Hechinger:
     Owned Shares:...............................     63,927 A Shares and     489,917 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
S. Ross Hechinger:
     Owned Shares:...............................    108,119 A Shares and     471,180 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
June Limited Partnership:
     Owned Shares:...............................     26,557 A Shares and   2,601,229 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
Jarsan Partnership:
     Owned Shares:...............................          0 A Shares and     215,330 B Shares
     Shares/Sole Right to Vote:..................          0 A Shares and           0 B Shares
Total Number of Shares covered by 1989 Voting and
  Stockholders' Agreements.......................    861,064 A Shares and   8,180,813 B Shares

                                                                         ANNEX A

                                [FORM OF PROXY]

                               IRREVOCABLE PROXY

     In order to secure the performance of the duties of the undersigned
pursuant to the Stockholder Agreement, dated as of July      , 1997 (the
"Stockholder Agreement"), between the undersigned and BSQ Acquisition, Inc., a Delaware corporation, a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints
                    and                     , and each of them, the attorneys,
agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, in respect of any of the matters set forth in clauses (i) and (ii) of Section 1(a) of the Stockholder Agreement, to vote or, if applicable, to give written consent, in accordance with the provisions of said Section 1(a) and otherwise act (consistent with the terms of the Stockholder Agreement) with respect to all shares of Class A and Class B Common Stock, par value $.10 per share (the "Shares"), of Hechinger Company, a Delaware corporation (the "Company"), whether now owned or hereafter acquired, which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned or postponed meeting, or, if applicable, to give written consent with respect thereto. This Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law on the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned. This Proxy shall terminate as and when provided in Section 1(b) of the Stockholder Agreement. This Proxy has been executed in accordance with Section 212(e) of the Delaware General Corporation Law.

Dated:
      --------------------                        --------------------

Dated:
      --------------------                        --------------------

                                   EXHIBIT B

The applicable stockholder shall not:

          (a) during the Non-Competition Term (as defined below), without the prior written consent of Purchaser, directly or indirectly, engage in, assist (financially or otherwise), or perform services (other than on behalf of the Company or any of its affiliates) in any Competitive Business, whether such engagement, assistance or performance is as an officer, director, proprietor, employee, partner, stockholder or other investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), creditor, guarantor, consultant, advisor, agent, sales representative or other participant; and

          (b) during the Non-Competition Term, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, hire, solicit, encourage the resignation of, or in any other manner seek to engage or employ any Ineligible Person (as defined below), whether or not for compensation and whether as an officer, employee, consultant, advisor, independent sales representative, independent contractor or otherwise.

As used above:

          (i) "Competitive Business" means any business, including without limitation the business of any of the Named Stores (as defined below), involving the marketing and sale of services, products or service or product categories, where 50% or more of the revenues of any such business are derived from services, products or service or product categories which the Company sells or markets, regardless of the format of such business. Without limiting the foregoing, any business involving the marketing and sale of hardware, home improvement and home decor products (and the offering of related services) through a "home center," hardware store or "do-it-yourself" format, the Company's "better Spaces" format or any other format currently utilized or planned to be utilized by the Company, shall be deemed a "Competitive Business." "Named Stores" means the Home Depot, Home Base, Menards, Lowe's, Sears Hardware, D-I-Y, Eagle Hardware and Garden and National Home Centers stores, or any of their successors and assigns.

          (ii) "Ineligible Person" means any person who (x) is at the time an offer of employment is extended to him or her an employee of the Company or its affiliated entities or (y) has been such an employee within the twelve months prior to such time and either resigned or was terminated for cause as a result of his or her intentional action or inaction.

          (iii) "Non-Competition Term" means (x) with respect to John W. Hechinger, Jr., a period of 24 months from and after the Effective Time,
     (y) with respect to W. Clark McClelland, a period of 24 months from and after the Effective Time in the case of any such engagement with or assistance or performance to companies operating the Named Stores, and in all other cases a period of 12 months from and after the Effective Time, and (z) with respect to Kenneth J. Cort, a period of 24 months from and after the Effective Time in the case of any such engagement with or assistance or performance to companies operating the Named Stores, and in all other cases a period of 18 months from and after the Effective Time.

                                      A-36